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                                   Exhibit 99



February _, 2004


Dear Stockholder of Nocopi Technologies, Inc.:

I am pleased to take this opportunity to update you about some of the important activities Nocopi Technologies, Inc. (Nocopi) has been involved in this year. It is my hope that these developments will be of interest to you as Nocopi moves forward.

Settlement of Lawsuit


         On June 4, 2003, we announced the settlement of the arbitration proceeding commenced with our former European Distributor Euro-Nocopi, S.A. (Euro). Under the terms of the settlement, Euro has paid $900,000 to Nocopi and will pay an additional $200,000 in the future for back royalties and all other matters in dispute between the two companies, as well as the termination of Nocopi's 18% ownership of Euro. Euro's exclusive European license will continue in effect.

New Facility


         In September 2003, we moved our company to a new facility located at 9C Portland Road, West Conshohocken, PA 19428. We were fortunate to find a location that was better suited to our production requirements but also reduced our monthly expenses.

New Staff


         In an effort to increase our talent level, Nocopi has replaced employees with two new additions to our staff, JoAnn Domanski, Director of Research & Development, and Kevin Stevenson, Plant Manager. JoAnn and Kevin have both rejoined Nocopi. Both JoAnn and Kevin bring a wealth of experience and knowledge back to Nocopi.

Current Business Activities


         Nocopi is primarily engaged in the development and distribution of document security products and the licensing of its authentication technologies in the United States and foreign countries. The Company's document authentication technologies are useful to businesses desiring


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         to authenticate a wide variety of printed materials and products. These include the Nocopi Copimark technology, providing the ability to print invisibly on certain areas of a product. The invisible printing can be activated or revealed by use of a special highlighter pen, when authentication is required. A related technology is Nocopi's Rub & Reveal system, which permits the invisible printing of an authenticating symbol or code that can be revealed by rubbing a fingernail over the printed area. Nocopi's clients include many Fortune 500 companies. Products incorporating Nocopi technology range from security documents, such as tickets, checks and coupons to fragrances, cosmetics, fashion apparel, pharmaceuticals, tobacco products, automotive parts and many more. Even with all the changes in 2003, we have been successful in acquiring some new accounts and have renewed agreements with existing accounts in the United States.

New Business Opportunity


         We will be applying some of our technologies for new products and services in the non-security market. I want to emphasize these new products or services in no way compromise the confidentiality of the security and authentication activities we perform for our existing accounts worldwide. We will be launching this new product line at the American International TOY FAIR in February 2004 to be held in New York City. We will tell you more about this new and exciting activity in our next newsletter.

External Activities


         o Nocopi Technologies, Inc. Participates in National FDA Public Meeting on Anticounterfeit Drug Initiative

         Because Nocopi is a well-known company in the business of developing solutions against counterfeiting, product diversion, document security and authentication via patented technologies (including invisible inks, color changing inks, reactive thread and document security paper products, we participated in a national public meeting held by the US Food and Drug Administration (FDA) on FDA's Anticounterfeit Drug Initiative held October 15, 2003 in Bethesda, MD.

         I presented a statement for the official FDA record and in it I said:
         "We believe that both overt and covert security can be blended in such a manner as to help the drug manufacturer track and trace exactly where their products are going. Our technologies at Nocopi allow for the interruption of diversion channels, help to authenticate the product as not being counterfeit, and all at a very small cost per unit."

         I further added, "Nocopi is encouraged by the FDA's concern about the counterfeit and diverted pharmaceutical problem. For many years a myriad of other products have been protected against such problems, and now our own health and well-being must also be."

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         Concurrent with the FDA meeting, a vendor display of Nocopi's
         Anticounterfeit technologies was provided for the benefit of the FDA and the meeting attendees. I was extremely pleased by the attention our exhibit received.

         Nocopi's meeting participation was highlighted by a personal visit to our exhibit by FDA Commissioner Mark McClellan and Senior Deputy Commissioner for Policy William Hubbard, the chair of the FDA Anticounterfeiting Panel. Commissioner McClellan participated in a demonstration and expressed to me and publicly much interest in Nocopi's anticounterfeit and diversion technologies. Nocopi's exhibit was well attended by the media and meeting attendees. I look forward to participation in future meetings of this nature.

         o Participation in the Toy Industry Association American International TOY FAIR

                  I am pleased to announce that Nocopi will participate in the International TOY FAIR show scheduled for February 15-18, 2004 at the Jacob K. Javits Convention Center in New York City, At this time, we will be launching a new product. TOY FAIR is the largest toy trade show in the United States. Owned and managed by Toy Manufacturers of America, it is the premier marketing event of the year for the worldwide toy industry. Exhibitors include manufacturers, distributors, importers and sales agents from the U.S. and around the world. It is attended annually by 20,000 buyers and is also one of the most extensively covered trade shows in the U.S.


This concludes our brief report of our activities to you. We intend to update you periodically about current and new developments.

I hope that you have found this newsletter interesting and informative. My best wishes to you for a safe, healthy, and successful New Year.

Sincerely,



Michael A. Feinstein, M.D.
Chairman, Board of Directors
Chief Executive Officer
Nocopi Technologies, Inc.



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                           FORWARD-LOOKING INFORMATION
                           ---------------------------

The foregoing contains forward-looking information within the meaning of The Private Securities Litigation Act of 1995. Such forward-looking statements involve certain risks and uncertainties (a summary of which may be found in Nocopi's Annual Report on Form 10-KSB for the year ended December 31, 2002 and its Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003, in each case, under the caption "Uncertainties That May Affect the Company, its Operating Results and Stock Price"). Actual results may differ materially from such forward-looking statements. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results (expressed or implied) will not be realized.



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